Exhibit 99.1

Santander US Announces Leadership Appointments: Tim

Wennes Named Santander US CEO and Country Head, and

Mahesh Aditya Named CEO of Santander Consumer

Sarah Drwal named Santander US CRO, and Juan Carlos “JC” Alvarez Joins Santander Consumer Board of Directors

BOSTON, Dec. 2, 2019 – PRESS RELEASE

The Boards of Directors of Santander Holdings USA, Inc. (“Santander US”) and Santander Consumer USA Holdings Inc. (“SC”) today announced several executive changes:

•	Timothy Wennes has been named Santander US CEO and Country Head, effective immediately. Wennes succeeds Scott Powell, who has left the company to pursue an outside opportunity.

Mr. Wennes joined Santander in September as CEO of Santander Bank, N.A. (“SBNA”) – a role that he retains in addition to his new appointment. He was also named to the Santander US Board of Directors. In his expanded role, Mr. Wennes will have responsibility for all U.S. operations of Banco Santander, executing long-range plans and growth strategies, and successfully completing the company’s regulatory remediation. Mr. Wennes brings significant banking experience to the role, joining Santander from MUFG Union Bank, N.A.

•

Mahesh Aditya has been named SC CEO, succeeding Mr. Powell in his CEO role there. Mr. Aditya has served as Santander US Chief Risk Officer since May 2018. He joined Santander US in 2017 as Chief Operating Officer. Mr. Aditya has deep consumer finance experience, and has held executive management positions in risk management and oversight for Visa, Citibank, JPMorgan Chase and Capital One.

•

Sarah Drwal has been appointed Santander US and SBNA Chief Risk Officer, succeeding Mr. Aditya, bringing more than 20 years of experience to the role. Ms. Drwal has served as EVP – Head of Enterprise Risk Management for Santander US since 2017 and as CRO for SBNA Consumer and Business Banking since 2016. Prior to joining Santander, Ms. Drwal served in executive leadership roles in risk, fraud, governance and strategy for JPMorgan Chase and Capital One, and began her career at Experian.

•

Juan Carlos “JC” Alvarez, Santander US and SBNA CFO, has been named to the SC Board of Directors. A highly experienced finance professional, Mr. Alvarez joined Santander in 1996 and has held roles with increasing responsibility, including serving as CFO for SC from 2017 to 2019 where he oversaw SC’s financial reporting, financial planning and analysis, and accounting functions.

Santander’s U.S. business has completed a period of notable transformation in the last four years, making substantial enhancements with respect to board oversight, compliance, risk management, capital planning and liquidity risk management. The company closed two significant written agreements with the Federal Reserve and as a result the Company received a regulatory non-objection for its capital distribution plans in both 2018 and 2019, allowing it to return a dividend in 2018 for the first time since 2011. It has also made significant lending and other commitments to the communities in which it operates and in 2018 achieved an upgrade to its Community Reinvestment Act rating.

Santander’s U.S. strategy remains focused on seizing organic growth opportunities and completing its regulatory remediation initiatives while further integrating operations and support functions to improve efficiency. In addition, Santander US will continue to leverage the strength of the Santander Group while investing in improving the customer experience through both digital and physical channels. In the medium-term the Group aims to grow the return on tangible equity in the US from 6% to 11-13%.

Banco Santander Executive Chairman, Ana Botin, who recently joined the Santander US and SBNA boards, said: “Tim and Mahesh have proven themselves to be excellent leaders with tremendous expertise and talent. We see significant opportunity for growth in the U.S. market and I am proud that we have internal successors who are so well prepared to lead this next stage of our strategy and look forward to working with them even more closely in the years ahead. In the past four years we have made outstanding progress in addressing the legacy regulatory issues and laying the foundation for future growth and on behalf of the Board and the Group, I want to extend our thanks to Scott and wish him all the best for this next stage of his career.”

SHUSA and SBNA Boards Chairman, Tim Ryan, said, “The leadership team and employees of Santander US have moved our US businesses forward in operating at large financial institution standards, and this work will continue with the leadership appointments we announce today. Santander US is fortunate to have a deep, strong management team, and we will carry on our work of meeting our regulatory goals and improving customer satisfaction in all our businesses.”

Additional details regarding the appointments announced today will be filed with the Securities and Exchange Commission by Santander Consumer USA Holdings Inc. and SHUSA.

Banco Santander (SAN SM, STD US, BNC LN) is a leading retail and commercial bank, founded in 1857 and headquartered in Spain. It has a meaningful presence in 10 core markets in Europe and the Americas, and is the largest bank in the euro zone by market capitalization. Its purpose is to help people and businesses prosper in a simple, personal and fair way. Santander is building a more responsible bank and has made a number of commitments to support this objective, including raising over €120 billion in green financing between 2019 and 2025, as well as financially empowering more than 10 million people over the same period. At the end of September 2019, Banco Santander had EUR 1.04 trillion in customer funds, 144 million customers, of which 21 million are loyal and 36.2 million are digital (51% of active customers), 12,700 branches and 200,000 employees. Banco Santander made underlying profit of EUR 6,180 million in the first nine months of 2019, an increase of 2% compared to the same period the previous year.

About Santander Holdings USA, Inc.

Santander Holdings USA, Inc. (“Santander US”) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (“Santander”), one of the most respected banking groups in the world with more than 144 million customers in the U.K., Europe, Latin America and the U.S. As the intermediate holding company for

Santander’s U.S. businesses, SHUSA includes five financial companies with more than 17,500 employees and assets of approximately $140 billion. These include Santander Bank, N.A., one of the country’s largest retail and commercial banks by deposits; Santander Consumer USA Holdings Inc. (NYSE: SC), an auto finance and consumer lending company; Banco Santander International of Miami; Banco Santander Puerto Rico and Santander Securities LLC; and Santander Investment Securities Inc. For more information about Santander Bank, visit www.santanderbank.com.

About Santander Consumer USA

Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $57 billion (as of September 30, 2019), and is headquartered in Dallas. (www.santanderconsumerusa.com)

CONTACTS:

Santander Consumer USA Investor Relations

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com

Santander US Media Relations

Laurie Kight

214.801.6455

mediarelations@santander.us

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